Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Scott Shipley
Investor Relations
Lennar Corporation
(305) 485-2054
LENNAR SELLS $400 MILLION OF DEBT SECURITIES
MIAMI, April 23, 2009 — Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, announced today that it has sold $400 million principal amount of 12.25% Senior Notes due 2017 to initial purchasers, who resold the Notes to qualified institutional buyers in transactions that are exempt from the registration requirements of the Securities Act of 1933, as amended, under Rule 144A, or to non-U.S. persons in accordance with Regulation S. The Notes are expected to be delivered and paid for on April 30, 2009.
Lennar will use the net proceeds of the sale of the Notes for general corporate purposes, which may include the repayment or repurchase of its near-term debt maturities or of debt of its joint ventures that it has guaranteed.
The Notes will not be and have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release does not constitute an offer to sell or a solicitation of an offer to buy the Notes in any jurisdiction in which such an offer or sale would be unlawful, and is issued pursuant to Rule 135c under the Securities Act of 1933.
Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides primarily mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, www.lennar.com.
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Some of the statements in this press release are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our business, financial condition, results of operations, cash flows, strategies and prospects. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described under the caption “Risk Factors” in Item 1A of our Annual Report on Form 10-K for our fiscal year ended November 30, 2008. We do not undertake any obligation to update forward-looking statements, except as required by Federal securities laws.
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